Exhibit 5.1

July 17, 2007

Steinway Musical Instruments, Inc.

800 South Street, Suite 305

Waltham, Massachusetts  02453

Ladies and Gentlemen:

The opinion expressed herein is in connection with the registration by Steinway Musical Instruments, Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Securities Act”) of 1,400,000 shares of the Company’s Ordinary Common Stock, par value $.001 per share (the “Ordinary Common Stock”), issuable pursuant to the Steinway Musical Instruments, Inc. 2006 Stock Compensation Plan and the 2006 Employee Stock Purchase Plan (each, a “Plan”), under a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission.

I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed necessary as a basis for the opinion hereafter expressed.

Based on the foregoing and having regard to legal considerations that I deem relevant, I am of the opinion that, when the shares of Ordinary Common Stock have been registered under the Securities Act and when the Company has received the consideration to be received for said shares in accordance with the provisions of the applicable Plan and said shares of Ordinary Common Stock have been issued by the Company as provided under the applicable Plan, said shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable, with no personal liability attached to the ownership thereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dennis M. Hanson
Dennis M. Hanson
General Counsel